Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-219966) of Carey Watermark Investors 2 Incorporated of our report dated March 12, 2020 relating to the combined financial statements of the Ritz-Carlton Bacara, Santa Barbara Hotel, appearing in this Annual Report on Form 10‑K of Carey Watermark Investors 2 Incorporated for the year ended December 31, 2019.

/s/ RSM US LLP
Chicago, Illinois
March 12, 2020